Exhibit 3.61

State of North Carolina

Department of the Secretary of State

CERTIFICATE OF DOMESTIC LIMITED PARTNERSHIP

Pursuant to §59-201 of the General Statutes of North Carolina, the undersigned hereby submits this Certificate of Domestic Limited Partnership.

1.             The name of the limited partnership is Family Dollar Stores of Kentucky, LP.

2.             This partnership was not formed prior to October 1, 1986.

3.             The name of the Registered Agent is C T Corporation System.

4.             The address of the Registered Agent’s Office is:

150 Fayetteville Street, Box 1011

Raleigh NC  27601

Wake County

5.             The address of the office where records are kept is:

10401 Monroe Road

Matthews, NC  28105-5349

Mecklenburg County

6.                                      The latest date upon which the limited partnership is to dissolve: None.

7.                                      The name, and address, including county and city or town, and street and number, if any, of each general partner is as follows:

Family Dollar Holdings, Inc.

10401 Monroe Road

Matthews, NC  28105-5349

Mecklenburg County

8.                                      This registration will be effective on February 22, 2016.

9.                                      The following signature of EACH general partner constitutes an affirmation under the penalty of perjury that the facts herein are true.

Family Dollar Holdings, Inc.

By:	/s/ William A. Old, Jr.
Its:	William A. Old, Jr., Senior Vice President
and Secretary

Date: February 19, 2016